EXHIBIT  23.01





 INDEPENDENT AUDITORS' CONSENT



 We consent to the incorporation by reference in Registration Statement Nos. 33-46550, 33-52630 and 33-53417 on Form S-3 of Adelphia Communications Corporation of our reports dated June 28, 1995 and April 13, 1995 (June 8,
1995
 as to Notes 4 and 12) for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively (each of which expresses an unqualified opinion and includes an explanatory paragraph relating to change in method of accounting for income taxes), appearing in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1995.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

June 28, 1995